1 Acquisition of The Northern Savings & Loan Company by First Place Financial Corp. Exhibit 99.1

Forward-Looking Statements
This presentation contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or
phrases such as "expect," "believe," "intend," "plan," "estimate," "may," "should," "will likely result,"  "will continue," "is anticipated," "estimate," "project"
and similar expressions are intended to identify forward- looking statements. Such forward-looking statements are subject to and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those indicated in the forward looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in forward looking statements: (1) the businesses of First Place and Northern Savings may not be combined successfully or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3)  operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with the governmental approvals of the merger; (5) the shareholders of Northern may fail to approve the merger; (6) changes in general economic conditions, which could affect the volume of loan originations, deposit flows and real estate values, credit quality trends; (7) changes in laws, regulations or policies by government or regulatory agencies, (8) fluctuations in interest rates, (9) change in the demand for loans in the market areas that First Place and Northern conduct their respective business, and (10) competition from other financial services companies in First Place's and Northern Savings' markets. These statements include, but are not limited to, statements about First Place's and Northern Savings' plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts.  First Place and Northern caution readers not to place undue reliance on any such forward- looking statements, which speak only as of the date made. First Place and Northern undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
This presentation does not constitute an offer of securities by either Northern Savings or First Place. In connection with the proposed transaction, a registration statement on Form S- 4 will be filed with the SEC. The registration statement will contain a proxy statement / prospectus to be distributed to the shareholders of Northern in connection with their vote on the merger. The information in this presentation is not a substitute for the registration statement and any other documents First Place and Northern intend to file with the SEC and, in the case of Northern, with the Office of Thrift
Supervision ("OTS").
The prospectus/proxy statement will be, and other documents filed or to be filed by First Place with the SEC will be, available free of charge at the
SEC's website (www.sec.gov ) or from First Place by contacting Paul S. Musgrove, CFO, First
Place Financial Corp, Inc., (330) 373-1221.

First Place Financial Corp. is a $2.6 billion thrift holding company with locations extending throughout Ohio, Michigan,
Pennsylvania and Indiana.
– Headquarters:  Warren, Ohio
The Northern Savings & Loan Company is a $341 million Ohio chartered savings and loan institution with six locations in
Lorain County, Ohio.
– Headquarters:  Elyria, Ohio
A summary of the companies’ financial condition and performance as of December 31, 2005 is as follows:
Dollars in thousands, except per share data First Place Northern Combined*
Total Assets 2,626,531 340,807 2,967,338
Net Loans 1,985,931 286,660 2,272,591
Deposits 1,765,081 264,897 2,029,978
Total Equity 245,191 43,490
Equity to Assets 9.34% 12.76%
Tangible Equity to Tangible Assets 6.90% 12.76%
ROAA (%) 0.99% 0.86%
ROAE (%) 10.46% 6.55%
LTM EPS $1.69 $1.16
Market Capitalization** $389.3 $47.3 $447.0
* Excludes merger adjustments
**Based on 1/25/2006 market data
Overview of First Place Financial Corp. and The Northern Savings & Loan Company

CANADA
ONTARIO
MICHIGAN
INDIANA
UNITED STATES
PENNSYLVANIA
NEW YORK
WEST VIRGINIA
KENTUCKY
MARYLAND
Lake Michigan
Chicago
Gary
Grand Rapids
Lansing
Detroit
Ann Arbor
Toledo
Cleveland
Akron
Erie
Buffalo
Fort Wayne
Indianapolis
Columbus
Dayton
Cincinnati
Pittsburgh

FIRST PLACE FINANCIAL CORP

Northern Savings

Pro Forma Franchise Overview
County Branches Rank Market Share
Trumbull, OH 8 2 24.38%
Mahoning, OH 11 3 13.95%
Oakland, MI 4 10 1.20%
Portage, OH 2 6 6.86%
Wayne, MI 1 21 0.17%
Cuyahoga, OH* 2 24 0.02%
Lorain, OH 6 4 7.92%
As of June 30, 2005
Overview of Pro Forma Franchise
• 32 retail locations in Ohio and Michigan
• Network of 16 LPOs in OH, MI and IN
• APB Financial Group in PA
• 2 Business Financial Services Centers*
Deposit Market Share
Source:  SNL Financial LC
FPFC Branches are represented by red flags; loan production offices by red triangles
NLVS Branches are represented by green flags; loan production office by green triangle

Transaction Description - Term Sheet
• Transaction: Acquisition of The Northern Savings & Loan Company (NLVS)
• Aggregate Deal Value: $71.5 million*
•
Deal Consideration :
Either $29.00 per share in cash or 1.138 shares of First Place common stock, or any combination thereof
• Exchange Ratio: Fixed at 1.138 shares of FPFC common stock*
• Pricing Multiples:
– Price/Tangible Book Value: 1.64x
– Price/LTM Earnings: 25.2x
– Core Deposit Premium: 11.9%
• Cash / Stock Election: Shareholders may elect between cash and FPFC stock subject to the limitation that the aggregate stock consideration is between 80% and 90% of total deal value
• Termination Fee: Includes a $3.5 million (4.9% of total deal value) termination fee and a $500 thousand fee for lack of shareholder approval
• Walk-away: Double trigger walkaway with trumping rights should FPFC’s stock price fall
17.5% on an absolute basis and 17.5% relative to a predetermined bank and thrift index
*Based upon the 10 day average closing price ending January 25, 2006 of FPFC’s common stock

Strategic Rationale:
– Natural branch fill-in between Ohio and Michigan locations
– Access to $265 million of low cost deposit funding
– Source for future revenue growth through commercial lending and treasury product expansion
Financial:
– Accretive to GAAP earnings per share
– Strengthens tangible capital position
– Contributions from Northern for the year ended December 31, 2005:
• Weighted average cost of all deposits of 2.13%
• Net interest margin of 3.42%
– Cost savings and revenue enhancement opportunities of approximately $3.1 million
– Opportunity to enhance fee income growth by introducing First Place’s non- depository business lines:
• Wealth management
• Insurance / brokerage
• Private banking
• Business lending
• Consumer focus
Transaction Benefits